Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Second Quarter 2014 Financial Results

•	EPS Increase 16 Percent to $2.37

•	Sales Total $6.0 Billion

•	6.1 Million Shares Repurchased for $741 Million in Q2; 10.9 Million Shares Repurchased Year to Date for $1.3 Billion

•	2014 EPS Guidance Increased to a Range of $9.15 to $9.35

FALLS CHURCH, Va. – July 23, 2014 – Northrop Grumman Corporation (NYSE: NOC) reported second quarter 2014 net earnings increased 5 percent to $511 million, or $2.37 per diluted share, compared to $488 million, or $2.05 per diluted share, in the second quarter of 2013. Second quarter 2013 earnings included a $30 million charge principally related to "make-whole" premiums paid to redeem $850 million of senior notes, which reduced net earnings by $20 million, or $0.08 per share.
Second quarter 2014 diluted earnings per share are based on 215.2 million weighted average shares outstanding compared with 237.5 million shares in the second quarter of 2013, a decrease of approximately 9 percent. The company repurchased 6.1 million shares of its common stock for $741 million in the second quarter of 2014. As of June 30, 2014, the company had repurchased 31.7 million shares toward its previously announced goal of retiring 60 million shares of its common stock by the end of 2015, market conditions permitting.
“Second quarter results demonstrate our team's continued commitment to strong execution. We continue to focus on performance, cash deployment and portfolio alignment as the primary value creation drivers for our shareholders, customers and employees,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	2

Table 1 — Financial Highlights

	Second Quarter		Six Months
($ in millions, except per share amounts)	2014	2013	2014	2013
Sales	$6,039	$6,294	$11,887	$12,398
Segment operating income[1]	742	797	1,499	1,545
Segment operating margin rate[1]	12.3%	12.7%	12.6%	12.5%
Operating income	820	806	1,665	1,565
Operating margin rate	13.6%	12.8%	14.0%	12.6%
Net earnings	511	488	1,090	977
Diluted EPS	2.37	2.05	5.01	4.08
Net cash provided by operations	572	328	170	329
Free cash flow[1]	456	280	(6)	241

Pension-adjusted Operating Highlights
Operating income	820	806	1,665	1,565
Net FAS/CAS pension adjustment[1]	(110)	(31)	(220)	(64)
Pension-adjusted operating income[1]	$710	$775	$1,445	$1,501
Pension-adjusted operating margin rate[1]	11.8%	12.3%	12.2%	12.1%

Pension-adjusted Per Share Data
Diluted EPS	$2.37	$2.05	$5.01	$4.08
After-tax net pension adjustment per share[1]	(0.33)	(0.08)	(0.66)	(0.17)
Pension-adjusted diluted EPS[1]	$2.04	$1.97	$4.35	$3.91
Weighted average shares outstanding — Basic	212.4	234.0	214.3	235.2
Dilutive effect of stock awards and options	2.8	3.5	3.4	4.0
Weighted average shares outstanding — Diluted	215.2	237.5	217.7	239.2

[1]	Non-GAAP metric — see definitions at the end of this press release.
Second quarter 2014 total operating income increased $14 million or 2 percent, and operating margin rate increased 80 basis points to 13.6 percent. Higher operating income and margin rate are primarily due to a $79 million improvement in net FAS/CAS pension adjustment, which more than offset lower segment operating income and higher unallocated corporate expenses. Second quarter 2014 segment operating income decreased 7 percent due to lower sales and a slightly lower margin rate.
Total backlog as of June 30, 2014, was $35.6 billion. Second quarter 2014 new awards totaled $5.3 billion, and new awards for the first six months totaled $10.2 billion. After the close of the 2014 second quarter the U.S. Navy awarded the company a $3.6 billion fixed price, incentive fee multiyear contract to deliver 25 new E-2D Advanced Hawkeye aircraft. The E-2D award is not included in second quarter 2014 new awards or backlog.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	3

Table 2 — Cash Flow Highlights

	Second Quarter		Six Months
($ millions)	2014	2013	2014	2013
Cash provided by operating activities before discretionary pension contributions[1]	$572	$740	$170	$741
After-tax discretionary pension pre-funding impact	—	(412)	—	(412)
Net cash provided by operating activities	$572	$328	$170	$329
Less:
Capital expenditures	(116)	(48)	(176)	(88)
Free cash flow[1]	$456	$280	$(6)	$241
After-tax discretionary pension pre-funding impact	—	412	—	412
Free cash flow provided by (used in) operating activities before discretionary pension contributions[1]	$456	$692	$(6)	$653

[1]	Non-GAAP metric — see definitions at the end of this press release.
Second quarter 2014 cash provided by operating activities increased to $572 million from $328 million in the prior year period. Second quarter 2014 free cash flow provided by operating activities increased to $456 million from $280 million in the prior year period. Higher cash provided by operations and free cash flow principally reflect a $500 million voluntary pre-tax pension contribution made in the second quarter of 2013, partially offset by higher trade working capital in 2014.
Changes in cash and cash equivalents include the following for cash from operations, investing and financing activities through June 30, 2014:
Operations

•	$170 million provided by operations

Investing

•	$176 million used for capital expenditures

•	$72 million used for other investing activities

Financing

•	$1.3 billion used for repurchase of common stock

•	$280 million used for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	4

2014 Guidance

($ in millions, except per share amounts)	Current			Prior

Sales	23,500	—	23,800	23,500	—	23,800

Segment operating margin %[1]	Low 12%			~12%

Operating margin %	Low 13%			~13%

Diluted EPS	9.15	—	9.35	8.90	—	9.15

Cash provided by operations	2,300	—	2,600	2,300	—	2,600

Free cash flow[1]	1,700	—	2,000	1,700	—	2,000

[1] Non-GAAP metric - see definitions at the end of this press release.

The company's 2014 financial guidance is based on the spending levels provided for in the Bipartisan Budget Act of 2013 and the Consolidated Appropriations Act of 2014, and current tax and other applicable laws and regulations. The guidance assumes no disruption or cancellation of any of our significant programs and adequate appropriations for our programs in the first quarter of the U.S. government's fiscal year 2015.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	5

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	Second Quarter			Six Months
($ millions)	2014	2013	Change	2014	2013	Change
Sales
Aerospace Systems	$2,502	$2,613	(4%)	$4,922	$5,098	(3%)
Electronic Systems	1,744	1,771	(2%)	3,388	3,492	(3%)
Information Systems	1,562	1,689	(8%)	3,139	3,363	(7%)
Technical Services	732	722	1%	1,429	1,439	(1%)
Intersegment eliminations	(501)	(501)		(991)	(994)
	6,039	6,294	(4%)	11,887	12,398	(4%)
Segment operating income[1]
Aerospace Systems	290	336	(14%)	614	606	1%
Electronic Systems	291	322	(10%)	559	618	(10%)
Information Systems	153	141	9%	315	312	1%
Technical Services	68	69	(1%)	136	134	1%
Intersegment eliminations	(60)	(71)		(125)	(125)
Segment operating income[1]	742	797	(7%)	1,499	1,545	(3%)
Segment operating margin rate[1]	12.3%	12.7%	(40) bps	12.6%	12.5%	10 bps
Reconciliation to operating income
Net FAS/CAS pension adjustment[1]	110	31	255%	220	64	244%
Unallocated corporate expenses	(31)	(21)	(48%)	(53)	(40)	(33%)
Other	(1)	(1)	—	(1)	(4)	75%
Operating income	820	806	2%	1,665	1,565	6%
Operating margin rate	13.6%	12.8%	80 bps	14.0%	12.6%	140 bps
Interest expense	(70)	(60)	(17%)	(139)	(113)	(23%)
Other, net	6	(22)	127%	16	(16)	200%
Earnings before income taxes	756	724	4%	1,542	1,436	7%
Federal and foreign income tax expense	(245)	(236)	(4%)	(452)	(459)	2%
Net earnings	$511	$488	5%	$1,090	$977	12%

[1]	Non-GAAP metric — see definitions at the end of this press release.
Other, net for the second quarter of 2014 improved to income of $6 million from expense of $22 million. Second quarter 2013 Other, net included a $30 million pre-tax charge, principally for "make-whole" premiums, paid to redeem $850 million of long-term debt.
For the second quarter of 2014, federal and foreign income tax expense increased to $245 million from $236 million in 2013. The effective tax rate for the second quarter of 2014 declined to 32.4 percent from 32.6 percent in the prior year period.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	6

Aerospace Systems ($ millions)

	Second Quarter			Six Months
	2014	2013	Change	2014	2013	Change
Sales	$2,502	$2,613	(4.2%)	$4,922	$5,098	(3.5%)
Operating income	290	336	(13.7%)	614	606	1.3%
Operating margin rate	11.6%	12.9%		12.5%	11.9%
Aerospace Systems second quarter 2014 sales decreased 4 percent due to lower volume for unmanned and space programs. Lower unmanned sales reflect volume declines for several programs, including Global Hawk and Fire Scout, partially offset by higher volume for NATO Alliance Ground Surveillance. Lower space sales reflect volume declines for several space programs, including Advanced EHF. Volume for manned military aircraft programs was comparable to the prior year period.
Aerospace Systems second quarter 2014 operating income decreased 14 percent and operating margin rate decreased 130 basis points to 11.6 percent. Lower operating income and margin rate reflect lower sales volume and quarter-over-quarter differences in risk retirements and performance improvements.
Electronic Systems ($ millions)

	Second Quarter			Six Months
	2014	2013	Change	2014	2013	Change
Sales	$1,744	$1,771	(1.5%)	$3,388	$3,492	(3.0%)
Operating income	291	322	(9.6%)	559	618	(9.5%)
Operating margin rate	16.7%	18.2%		16.5%	17.7%
Electronic Systems second quarter 2014 sales decreased 2 percent primarily due to fewer deliveries of navigation and maritime systems and infrared countermeasures products. These declines were partially offset by growth in international programs and higher volume for space programs.
Electronic Systems second quarter 2014 operating income decreased 10 percent, and operating margin rate declined 150 basis points to 16.7 percent. Electronic Systems second quarter 2014 operating income principally reflects lower sales and quarter-over-quarter differences in risk retirements and performance improvements.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	7

Information Systems ($ millions)

	Second Quarter			Six Months
	2014	2013	Change	2014	2013	Change
Sales	$1,562	$1,689	(7.5%)	$3,139	$3,363	(6.7%)
Operating income	153	141	8.5%	315	312	1.0%
Operating margin rate	9.8%	8.3%		10.0%	9.3%
Information Systems second quarter 2014 sales declined 8 percent due to lower volume across a broad number of programs due to lower funding levels and in-theater force reductions.
Information Systems second quarter 2014 operating income increased 9 percent and operating margin rate increased 150 basis points to 9.8 percent. Higher operating income and margin rate reflect improved performance, which more than offset lower sales.
Technical Services ($ millions)

	Second Quarter			Six Months
	2014	2013	Change	2014	2013	Change
Sales	$732	$722	1.4%	$1,429	$1,439	(0.7%)
Operating income	68	69	(1.4%)	136	134	1.5%
Operating margin rate	9.3%	9.6%		9.5%	9.3%
Technical Services second quarter 2014 sales increased 1 percent due to higher international sales, primarily resulting from the acquisition of Qantas Defence Services Pty Limited in the first quarter of 2014. Higher international sales more than offset lower volume for other programs, including the ICBM program.
Technical Services second quarter 2014 operating income was comparable to the prior year period and operating margin rate decreased to 9.3 percent.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2014 Financial Results	8

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern daylight time on July 23, 2014. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

This release and the attachments contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” "anticipate,” “trends,” “guidance,” "goals," and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, statements relating to our future financial condition, results of operations and cash flows . Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict.
Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, risks related to: the assumptions on which our guidance is based; our dependence on U.S. Government contracts; the effect of economic conditions in the United States and globally; changes in government and customer priorities and requirements; government budgetary constraints; shifts or reductions in defense spending resulting from budget pressures and/or changes in priorities, sequestration under the Budget Control Act of 2011, a continuing resolution with limited new starts; the lack of annual appropriations legislation or otherwise; debt-ceiling limits and disruption to or shutdown of government operations; timing of payments; changes in import and export policies; changes in customer short-range and long-range plans; major program terminations; the acquisition, deferral, reduction or termination of contracts or programs; our non-U.S. business, including legal, regulatory, financial, security and governmental risks related to doing business internationally; the outcome of litigation, claims, audits, appeals, bid protests and investigations; our ability to recover certain costs under U.S. Government contracts; market conditions; our ability to access capital; performance and financial viability of key suppliers and subcontractors; interest and discount rates or other changes that may impact pension plan assumptions and actual returns on pension plan assets; the adequacy of our insurance coverage and recoveries; the costs of environmental remediation; our ability to attract and retain qualified personnel; changes in health care costs and requirements; changes in organizational structure and reporting segments; acquisitions, dispositions, spin-off transactions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; the effects of legislation, regulations, and other changes in accounting, tax, defense procurement or other rules or practices; technical, operational or quality setbacks in contract performance; availability of materials and supplies; controlling costs of fixed-price development programs; domestic and international competition; potential security threats, information technology attacks, natural disasters and other disruptions not under our control; and other risk factors and other important factors disclosed in our Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on forward-looking statements. These forward-looking statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
$ in millions, except per share amounts	2014	2013	2014	2013
Sales
Product	$3,564	$3,593	$6,972	$7,014
Service	2,475	2,701	4,915	5,384
Total sales	6,039	6,294	11,887	12,398
Operating costs and expenses
Product	2,668	2,703	5,201	5,334
Service	1,961	2,203	3,889	4,359
General and administrative expenses	590	582	1,132	1,140
Operating income	820	806	1,665	1,565
Other (expense) income
Interest expense	(70)	(60)	(139)	(113)
Other, net	6	(22)	16	(16)
Earnings before income taxes	756	724	1,542	1,436
Federal and foreign income tax expense	245	236	452	459
Net earnings	$511	$488	$1,090	$977

Basic earnings per share	$2.41	$2.09	$5.09	$4.15
Weighted-average common shares outstanding, in millions	212.4	234.0	214.3	235.2

Diluted earnings per share	$2.37	$2.05	$5.01	$4.08
Weighted-average diluted shares outstanding, in millions	215.2	237.5	217.7	239.2

Net earnings (from above)	$511	$488	$1,090	$977
Other comprehensive income
Change in unamortized benefit plan costs, net of tax	35	79	96	159
Change in cumulative translation adjustment	—	9	2	(7)
Other comprehensive income, net of tax	35	88	98	152
Comprehensive income	$546	$576	$1,188	$1,129

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	June 30, 2014	December 31, 2013
$ in millions
Assets
Cash and cash equivalents	$3,476	$5,150
Accounts receivable, net	3,280	2,685
Inventoried costs, net	741	698
Deferred tax assets	554	605
Prepaid expenses and other current assets	339	350
Total current assets	8,390	9,488
Property, plant and equipment, net of accumulated depreciation of $4,471 in 2014 and $4,337 in 2013	2,818	2,806
Goodwill	12,468	12,438
Non-current deferred tax assets	180	209
Other non-current assets	1,495	1,440
Total assets	$25,351	$26,381

Liabilities
Trade accounts payable	$1,178	$1,229
Accrued employee compensation	1,154	1,446
Advance payments and amounts in excess of costs incurred	1,588	1,722
Other current liabilities	1,494	1,418
Total current liabilities	5,414	5,815
Long-term debt, net of current portion	5,927	5,928
Pension and other post-retirement benefit plan liabilities	2,820	2,954
Other non-current liabilities	922	1,064
Total liabilities	15,083	15,761

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2014—209,127,586 and 2013—217,599,230	209	218
Paid-in capital	—	848
Retained earnings	12,945	12,538
Accumulated other comprehensive loss	(2,886)	(2,984)
Total shareholders’ equity	10,268	10,620
Total liabilities and shareholders’ equity	$25,351	$26,381

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30
$ in millions	2014	2013
Operating activities
Net earnings	$1,090	$977
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	217	225
Stock-based compensation	51	71
Excess tax benefits from stock-based compensation	(74)	(27)
Deferred income taxes	21	33
Changes in assets and liabilities:
Accounts receivable, net	(577)	(268)
Inventoried costs, net	(33)	62
Prepaid expenses and other assets	(23)	6
Accounts payable and other liabilities	(588)	(430)
Income taxes payable	103	60
Retiree benefits	8	(397)
Other, net	(25)	17
Net cash provided by operating activities	170	329

Investing activities
Capital expenditures	(176)	(88)
Other investing activities, net	(72)	6
Net cash used in investing activities	(248)	(82)

Financing activities
Common stock repurchases	(1,301)	(921)
Cash dividends paid	(280)	(272)
Net proceeds from issuance of long-term debt	—	2,841
Payments of long-term debt	—	(877)
Other financing activities, net	(15)	24
Net cash (used in) provided by financing activities	(1,596)	795
(Decrease) increase in cash and cash equivalents	(1,674)	1,042
Cash and cash equivalents, beginning of year	5,150	3,862
Cash and cash equivalents, end of period	$3,476	$4,904

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	June 30, 2014			December 31, 2013
$ in millions	FUNDED (1)	UNFUNDED (2)	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$9,783	$6,880	$16,663	$18,321
Electronic Systems	6,924	2,704	9,628	9,037
Information Systems	3,154	3,510	6,664	6,864
Technical Services	2,315	285	2,600	2,811
Total	$22,176	$13,379	$35,555	$37,033

(1)	Funded backlog represents firm orders for which funding is authorized and appropriated.

(2)
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

New Awards — Total backlog as of June 30, 2014, includes $5.3 billion and $10.2 billion of estimated contract awards in the three months and six months ended June 30, 2014, respectively. After the close of the 2014 second quarter the U.S. Navy awarded the company a $3.6 billion fixed price, incentive fee multiyear contract to deliver 25 new E-2D Advanced Hawkeye aircraft. The E-2D award is not included in second quarter 2014 new awards or backlog.

Northrop Grumman Reports Second Quarter 2014 Financial Results	13

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
The quarterly information in today's press release is labeled using a calendar convention; that is, second quarter is consistently labeled as ending on June 30. It is the company's long-standing practice to establish actual interim closing dates using a “fiscal” calendar, in which we close our books on a Friday near these quarter-end dates in order to normalize the potentially disruptive effects of quarterly closings on business processes. This practice is only used at interim periods within a reporting year.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by operating activities before discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before discretionary pension contributions has been provided for consistency and comparability of 2014 and 2013 financial performance and is reconciled in Table 2.
Free cash flow: Cash provided by operating activities less capital expenditures (including outsourcing contract & related software costs). We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow provided by (used in) operating activities before discretionary pension contributions: Free cash flow provided by (used in) operating activities before the after-tax impact of discretionary pension contributions. We use free cash flow provided by (used in) operating activities before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow provided by (used in) operating activities before discretionary pension contributions is reconciled in Table 2.
Net FAS/CAS pension adjustment: Pension expense in accordance with Government Cost Accounting Standards (CAS)charged to contracts and included as cost in segment operating income, less pension expense determined in accordance with GAAP. Net FAS/CAS pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net FAS/CAS pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2014 and 2013 financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net FAS/CAS pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income include the net FAS/CAS pension adjustment, as defined above, as well as certain corporate-level expenses, which are not considered allowable or allocable under applicable CAS or FAR. Segment operating income is reconciled in Table 3.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
#

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media